EXHIBIT 5.1

August 11, 2017

Essent Group Ltd.
Clarendon House
2 Church Street
Hamilton HM11
Bermuda

Dear Sirs

Essent Group Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with an offering made pursuant to the prospectus dated February 27, 2015 (the "Base Prospectus") and the prospectus supplement dated August 7, 2017 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in the registration statement on Form S-3 (Registration No. 333-202386) (the "Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2017 relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 5,000,000 common shares, par value US$0.015 each, which common shares are being sold by the Company to Barclays Capital Inc. (the “Underwriter”) pursuant to the Underwriting Agreement, dated August 7, 2017 (the “Underwriting Agreement”), between the Company and the Underwriter, together with an option to purchase such additional common shares as set out in the Underwriting Agreement (together, the "Shares").

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Prospectus. We have also reviewed the memorandum of association and the bye‑laws of the Company, each certified by the Assistant Secretary of the Company on August 11, 2017, minutes of a meeting of its Directors held on August 2, 2017 and minutes of a meeting of its Pricing Committee held on August 7, 2017, each certified by the Assistant Secretary of the Company on August 11, 2017 (together, the "Resolutions") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Prospectus and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, and (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
Based solely upon a review of the register of members of the Company dated August 10, 2017, prepared by American Stock Transfer & Trust Company, LLC, the branch registrar of the Company, the Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 11, 2017 and to the references to our firm under the captions "Legal Matters" and "Enforcement of Civil Liabilities under U.S. Federal Securities Laws" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited